Exhibit 21

SUBSIDIARIES OF GLADSTONE LAND CORPORATION

20th Avenue South Haven, LLC

38th Avenue Covert Michigan, LLC

Colding Loop Road Wimauma, LLC

Collins Road Clatskanie, LLC

Broadway Road Moorpark, LLC

Dalton Lane Watsonville, LLC

Dufau Road Oxnard, LP

East Shelton Road, LLC

Espinosa Road Salinas, LP

Parrish Road Duette, LLC

Gladstone California Farmland GP, LLC

Gladstone Land Advisers, Inc.

Gladstone Land Limited Partnership

Gladstone Land Partners, LLC

Gladstone Lending Company, LLC

Keysville Road Plant City, LLC

McIntosh Road Dover, LLC

Natividad Road Salinas, LLC

Naumann Road Oxnard, LP

Oregon Trail Highway, LLC

San Andreas Road Watsonville, LLC

Santa Clara Avenue Oxnard, LP

Sequoia Street Brooks, LLC

Spring Valley Road Watsonville, LP

Sycamore Road Arvin, LP

Trapnell Road Plant City, LLC

Wauchula Road Duette, LLC

West Beach Street Watsonville, LLC

West Gonzales Road Oxnard, LLC